Exhibit 99.1

Cash Systems, Inc. Announces Fourth Quarter and Full Year 2004
Financial Results

MINNEAPOLIS, March 23, 2005 — Cash Systems, Inc. (Amex: CKN), a provider of cash access solutions for the gaming industry, today announced financial results for the fourth quarter and full year 2004.

Highlights for the fourth quarter of 2004 relative to the same quarter last year were as follows:

•	Total revenues increased 45.7% to $12.8 million

•	Income from operations improved 95.8% to $1.1 million

•	Operating Margin improved to 9.0%

•	Net income improved to $705,000, or $0.04 per diluted share

Highlights for fiscal 2004 compared to fiscal 2003 were as follows:

•	Total revenues increased approximately 47.9% to $48.4 million

•	Income from operations increased over 62.2% to $3.8 million

•	Operating Margin reached 7.8%

•	Net income increased 32.0% to $2.2 million, or $0.14 per diluted share

Michael Rumbolz, President and Chief Executive Officer of Cash Systems, Inc. stated, “We were successful in achieving strong growth in 2004 as we continued to develop and leverage our superior cash access technology to assist our customers in attaining improved profitability. With the recent additions to the executive management team, we are re-doubling our efforts to maintain our technology leadership position to further exploit growth opportunities in the cash access market.”

Fourth Quarter Financial Results

Revenue for the fourth quarter was $12.8 million, an increase of 45.7%, compared to $8.8 million in the fourth quarter of fiscal 2003. Income from operations was $1.1 million compared to $0.6 million in the prior year period. Net income more than doubled to $705,000, compared to $330,000 in the prior year period. Diluted net income per share improved to $0.04, compared to $0.02 in the prior year.

Fiscal 2004 Financial Results

Revenue for fiscal 2004 was $48.4 million, an increase of 47.9%, compared to $32.7 million in fiscal 2003. Income from operations was $3.8 million in fiscal 2004 compared to $2.3 million in the prior year, a 62.2% improvement. Net income was $2.2 million, a 32% improvement compared to $1.7 million in fiscal 2003. Diluted net income per share improved to $0.14, compared to $0.12 in the prior year.

Liquidity

The Company finished fiscal 2004 with cash and cash equivalents of $13 million. Current cash balances and operating cash flow are expected to provide the Company with sufficient resources to meet its existing obligations, currently planned capital expenditure requirements and funding for internal growth initiatives.

Earnings Conference Call

The Company will conduct a conference call to discuss its fourth quarter and full year 2004 financial results on Wednesday, March 23, 2005 at 4:30 p.m. ET. A webcast of the call will be available by visiting the investor relations section of the company’s website at http://www.cashsystemsinc.com/ir. The call can also be accessed live over the phone by dialing (800) 289-0572 or for international callers by dialing (913) 981-5543. A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 9347142. The replay will be available from March 23, 2005, through March 30, 2005.

About Cash Systems, Inc.

Minneapolis-based Cash Systems, Inc. has grown from a regional ATM provider to one of four cash access companies serving the gaming industry. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Cash Systems’ gaming clients are comprised of both Native American, public and private entities. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contacts:
	David Clifford, CFO Cash Systems 952-895-8299	Don Duffy or Ashley Ammon ICR 203-682-8200

CASH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

	2004	2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$13,043,874	$3,035,747
Related parties receivable	183,560	25,000
Prepaid commissions	348,601	362,000
Current portion of loans receivable	1,849,420	—
Other receivable	645,006	617,739
Deferred income taxes	336,000	299,000
Other current assets	4,528,615	1,053,777
Total Current Assets	20,935,076	5,393,263

PROPERTY AND EQUIPMENT, NET	3,373,170	1,855,791

OTHER ASSETS
Long-term receivable	—	453,295
Long-term prepaid commissions, net of current portion	523,827	—
Long-term loans receivable, net of current portion	350,835	—

Total Other Assets	874,662	453,295

TOTAL ASSETS	$25,182,908	$7,702,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Checks issued in excess of cash in bank	$3,331,381	$686,118
Current portion of long-term debt	—	631,434
Accounts payable — trade	436,322	1,734,653
Credit card cash advance fees payable	655,036	743,423
ATM commissions payable	629,328	331,944
Credit card chargebacks payable	80,000	103,957
Check cashing commissions payable	102,801	91,146
Due to related party	211,846	—
Other accrued expenses	197,869	221,357

Total Current Liabilities	5,644,583	4,544,032

LONG-TERM LIABILITIES
Long-term debt, net of current portion	—	81,601
Deferred income taxes	797,000	354,000

Total Liabilities	6,441,583	4,979,633

STOCKHOLDERS’ EQUITY
Common stock, par value of $0.001, 50,000,000 shares authorized, 16,173,445 and 12,892,735 shares issued and outstanding	16,173	12,893
Additional paid-in capital	14,591,297	1,872,747
Warrants	1,341,057	1,341,057
Deferred consulting services	—	(207,359)
Retained earnings (accumulated deficit)	1,886,796	(296,622)

Total Stockholders’ Equity	18,741,325	2,722,716

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,182,908	$7,702,349

CASH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2004 and 2003

	2004		2003
	Amount	Percentage	Amount	Percentage
COMMISSIONS	$48,411,008	100.0%	$32,728,186	100.0%

OPERATING EXPENSES
Commissions	23,227,573	48.0%	16,208,769	49.5%
Processing costs	8,536,613	17.6%	6,334,685	19.3%
Check cashing costs	2,843,857	5.9%	1,169,372	3.6%
Armored carrier services	458,554	1.0%	447,090	1.4%
Payroll, benefits and related taxes	5,103,017	10.5%	2,986,705	9.1%
Professional fees	732,893	1.5%	516,880	1.6%
Compensation expense related to warrants and options	91,377	0.2%	185,105	0.6%
Other	2,856,520	5.9%	1,968,225	6.0%
Depreciation and amortization	762,987	1.6%	569,658	1.7%

Total Operating Expenses	44,613,391	92.2%	30,386,489	92.8%

Income from Operations	3,797,617	7.8%	2,341,697	7.2%

OTHER INCOME (EXPENSE)
Interest expense	(269,050)	-0.5%	(411,812)	-1.3%
Amortization of original issue discount	—	0.0%	(133,843)	-0.4%
Interest income	20,683	0.0%	617	0.0%

Total Other Income (Expense)	(248,367)	-0.5%	(545,038)	-1.7%

Income Before Income Taxes	3,549,250	7.3%	1,796,659	5.5%

PROVISION FOR INCOME TAXES	1,365,832	2.8%	142,000	0.4%

NET INCOME	$2,183,418	4.5%	$1,654,659	5.1%

EARNINGS PER COMMON SHARE
- BASIC	$0.14		$0.13

EARNINGS PER COMMON SHARE
- DILUTED	$0.14		$0.12

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — BASIC	15,072,768		12,740,653

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — DILUTED	16,131,136		13,500,976